EX-Filing Fees

Calculation of Filing Fee Tables
S-8
(Form Type)
INTERACTIVE BROKERS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be	Equity	457(c) and	10,000,000	$82.81	$828,100,000	0.0001102	$91,256.62
Paid		457(h)

Fees
Previously
Paid

Carry Forward Securities
Carry
Forward
Securities
	Total Offering Amounts				$828,100,000		$91,256.62
	Total Fees Previously Paid
	Total Fees Offsets
	Net Fee Due						$91,256.62

___________________

(1)	Pursuant to Rule 416, this registration statement also covers additional shares that may be issued by reason of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rules 457(c) and (h), these prices are estimated solely for the purpose of calculation the registration fee and are based on the average of the high and low sales prices of the Registrant’s common stock on the NASDAQ Global Select Market on July 20, 2023.